Exhibit 99.1

Berkshire Hills Appoints William J. Ryan as Board Chairman;

Independent Lead Director Lawrence A. Bossidy Retires

Pittsfield, MA – June 30, 2014 – Berkshire Hills Bancorp, Inc. (NYSE:BHLB) today announced that William J. Ryan has been appointed to its Board of Directors as Chairman.  Mr. Ryan was formerly Chairman of the Board and CEO of TD Banknorth.  The Company also announced that Lawrence A. Bossidy has retired from Berkshire’s Board of Directors.  Mr. Bossidy has served as Berkshire’s Lead Independent Director since 2012, and previously served as Chairman since 2002.

Berkshire’s CEO Michael P. Daly stated, “I am very pleased that Bill Ryan has joined us in the position of independent Chairman which was previously held by Larry Bossidy.  We have prospered under Larry’s leadership and are grateful for his long and distinguished service to the Company.   With Bill, we are joined by another outstanding business leader to serve in this position.  Under his leadership, the Banknorth team built a strong, well-regarded, and high-performance New England banking franchise.  Bill and I share a vision of the attractive prospects for a strong regional bank in our footprint and I look forward to working with him to achieve this vision.”  Mr. Bossidy added, “Mike’s capable hand has guided us through recent growth and this governance transition.  I’m glad to have been part of this growing franchise and I anticipate a bright future for this team in delivering results to the markets and investors that Berkshire serves.  I look forward to continuing as an investor and friend of this exceptional organization.”

Mr. Ryan commented, “I have been following the events of Berkshire’s growth and progress for several years and have come to know and respect Mike Daly’s leadership and strategic direction in building the unique brand and culture of America’s Most Exciting Bank®.  I truly was excited at his invitation to take the position of independent Chair that Larry Bossidy commanded for so many years.  Berkshire’s franchise is uniquely positioned in regional markets that I know well.  I’m convinced that we will forge ahead to achieve our objectives to gain market and wallet share, and to deliver high performance financial results.”

Mr. Ryan, 70, served as Chairman of the Board and CEO of TD Banknorth Inc. from 1989 to March 2007.  Banknorth was named one of the “Best Managed Companies in

America” by Forbes Magazine in 2004.  Mr. Ryan is a Director of Unum Group (a leading employee benefit and disability insurance company) and has served as Chair of Unum’s Board since October 2011.  He is also a Director of Wellpoint, Inc. (a leading health benefits company).   Mr. Ryan is the majority owner of the Maine Red Claws, an NBA Development League basketball team affiliated with the Boston Celtics.  He also serves as a trustee of the Libra Foundation and serves on the board of advisors at the University of New England.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America’s Most Exciting Bank®.  The Company has $6.0 billion in assets and 90 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent report on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

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CONTACTS

Investor Relations Contact

Allison O’Rourke, Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President - Marketing; 413-236-3756